Exhibit 10.24
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made effective as of January 6, 2014 by and between Banc of California, National Association, a national banking association (the “Employer”), and J. Francisco A. Turner (“Employee”).
WITNESSETH:
WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:
1.Employment. Employer hereby agrees to employ Employee, and Employee hereby accepts employment with Employer upon the terms and conditions herein set forth.
2.Term. The term of employment under this Agreement shall begin on January 6, 2014 (the “Commencement Date”) and shall expire on the date that is two (2) years from the Commencement Date (the “Term End Date”), unless terminated sooner as hereinafter provided or unless extended as provided in the next sentence. Commencing on the Term End Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the term of this Agreement shall be extended for one additional year unless Employer notifies Employee at least sixty (60) days prior to such Renewal Date that the term of this Agreement will not be so extended. Reference herein to the term hereunder shall refer to both the initial term and any extended term hereunder.
3.Duties. Employee will, during the term hereof:
(a)be employed by Employer on a full-time basis with the title determined by Employer, initially Senior Vice President and Managing Director of the Financial Institutions Group (the “FIG”) reporting to the Chief Executive Officer of Employer or his designee, with such authority, duties and responsibilities as reasonably may be assigned to Employee by Employer from time to time, and perform such other duties and responsibilities on behalf of Employer as reasonably may be directed by the Employer (which duties and responsibilities may include, for the avoidance of doubt, the performance of services for any subsidiary or affiliate of the Employer without any additional compensation or consideration), to the best of his abilities in a diligent, trustworthy, business-like and efficient manner;
(b)devote Employee’s full business time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests; provided however, that, subject to Employer’s good faith consent, which shall not be unreasonably withheld, Employee shall be permitted to accept directorships that do not interfere with the performance of his duties or conflict with his duties hereunder; and
(c)adhere to Employer’s rules, regulations, and policies in effect from time to time relating to the conduct of Employer’s employees.
4.Compensation. During the term of this Agreement:

(a)On the Commencement Date, Employer shall pay a one-time signing bonus in the form of a grant under the Banc of California, Inc. (the “Company”) 2013 Omnibus Stock Incentive Plan (the “Omnibus Incentive Plan”) of five thousand (5,000) shares of restricted voting common stock of Bane of California, Inc. (the “Signing Grant”). The Signing Grant, including any applicable vesting requirements, shall be governed by the terms and conditions of the award agreement and the form of grant as prescribed under the Omnibus Incentive Plan, and shall vest in equal annual installments over a term of five (5) years, subject to Employee’s continuous service over the vesting period, which shall commence upon the first anniversary of the Commencement Date.
(b)Employer shall pay Employee a base salary at the rate of two hundred fifty thousand dollars ($250,000) per annum, payable in periodic payments in accordance with Employer’s payroll practices for other employees, as such practices may be determined from time to time and subject to customary tax and other applicable withholdings (“Base Salary”). The Employer will review such Base Salary at least annually and in its sole discretion, may increase the Base Salary.
(c)Employee shall be eligible to receive an annual bonus, determined in the sole and absolute discretion of the Employer, with respect to each fiscal year during the term, with an annual target bonus equal to thirty percent (30%) of such Base Salary (the “Target Bonus”) based upon achievement of annual target performance goals established by Employer; provided, however, that the actual bonus may be higher or lower than the Target Bonus and Employee must be employed on the date of payment in order to receive an annual bonus for such year; provided further however, that Employee shall be guaranteed to receive the Target Bonus for each of the two calendar year ending December 31, 2014 and December 31, 2015 so long as Employee remains employed during such annual periods and otherwise satisfies employment and eligibility criteria, and subject to Employer’s prevailing policies and practices regarding payment of a minimum portion of executive compensation in the form of equity grants under the Omnibus Incentive Plan.
(d)In addition, as a member of the Bank’s FIG, Employee will be eligible to participate, together with other members of the FIG, in an incentive compensation program to be known as the FIG Management Incentive Compensation Pool (the “Pool”) consisting of an incentive compensation pool equal to 20% of the adjusted pre-tax annual net profits, after all salaries, expenses, credit losses, impairments and allocated costs, attributable to the FIG, up to $20 million in adjusted annual net profits, as determined under accounting principles and practices consistently applied; provided however that (i) no more than 50% of revenue attributable to internal business referrals shall be credited to the calculation of profits of the FIG; (ii) the Pool will be subject to such clawback restrictions, performance criteria and holdback provisions that Employer shall from time to time reasonably deem to be necessary and appropriate to ensure safe and sound operation of the FIG; (iii) the percentage of adjusted annual profits includible in the Pool shall decrease by 50% of the FIG’s adjusted annual net profits in excess of $20 million; (iv) all salaries and incentive compensation shall be credited against amounts calculated as incentive compensation that may be due and payable under the Pool; and (v) interpretations used in the implementation and management of the Pool, or in determining amounts payable thereunder, shall be decided in the good faith judgment of Employer’s Board of Directors based upon the recommendations of the Chief Financial Officer of the Company determined under accounting principles and practices consistently applied. As Managing Director of the FIG, Employee shall be eligible to receive no more than 50% of the Pool in the sole discretion of Employer’s Board of Directors. Amounts accrued under the Pool shall be paid to participants within five (5) days following the filing of the Annual Report on Form 10-K by the Employer’s parent company.

All compensation and payments provided by Employer to Employee, whether under this Agreement or otherwise, will be subject to such deductions and claw-back (recovery) pursuant to such policies and procedures as may be applied to other production related groups based on credit quality and losses (consistently applied) or as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer adopted pursuant to any such law, government regulation, order or stock exchange listing requirement, whether before or after the Commencement Date) or by agreement with, or consent of, Employee.
5.Options. Employee may receive grants of options from Banc of California, Inc. from time to time for his services to Employer and/or any subsidiary of Employer, as determined by the Employer in its sole and absolute discretion.
6.Business Expenses. During the term of this Agreement, Employer shall lease and allow Employee use of, an automobile as determined in the sole and absolute discretion of the Employer (the “Car”). Employee shall be solely responsible for all fuel, maintenance and other similar charges associated with the Employee’s personal non-business use of the Car. Employee shall obtain and constantly maintain in good standing, at Employer’s expense, a comprehensive automobile liability policy in a form acceptable to Employer (the “Policy”). Employee shall cause the insurance provider of the Policy to list Employer as an additional insured and Employee shall provide Employer with a certificate evidencing the Policy. Any damage or liability caused or associated with Employee’s personal use of the Car shall be the sole responsibility of Employee. At the conclusion of the term of this Agreement or the expiration of the lease of the Car, whichever occurs first, Employee shall promptly return the Car to Employer in its original condition, normal wear and tear excepted. Employer shall pay the reasonable costs of Employee’s relocation from Employee’s primary family residence location to the Los Angeles/Orange County metropolitan area, including costs for moving and temporary storage of household goods, up to an aggregate maximum cost of $25,000. Employee shall be reimbursed for other expenses incurred in connection with Employer’s business in accordance with Employer’s expense reimbursement policy as amended from time to time.
7.Benefits. Employee shall be entitled to participate in such vacation, life insurance, medical, dental, pension, supplemental disability, retirement plans and other programs as may be approved and amended from time to time by Employer for the benefit of its employees, subject to Employee’s satisfaction of the eligibility terms and conditions of such programs.
8.Vacation. Employee shall be entitled to paid time off (“PTO”) for vacation and sickness as outlined in Employer’s human resource policies, as amended from time to time, which policies provide that Employee shall accrue twenty six (26) days of PTO annually
9.Termination.
(a)Employee’s employment hereunder shall be terminated (i) by reason of Employee’s death, (ii) by reason of Employee’s becoming permanently disabled for purposes of Employer’s long-term disability program, or (iii) by reason of Employer’s non-renewal of this Agreement in accordance with Section 2.
(b)Employer may terminate Employee’s employment hereunder for any reason, with or without Cause, at any time upon written notice to Employee, effective immediately, unless another effective date is set forth by Employer.

(c)Employee may terminate employment hereunder at any time upon forty-five (45) days’ prior written notice to Employer. In the event of termination of Employee’s employment pursuant to this Section 9(c), Employer may elect to waive the period of notice, or any portion thereof, and, if Employer so elects, Employer will pay Employee his base salary for the period so waived, Employee shall also be obligated to provide written notice to Employer in the event of a Job Search, which shall be defined as including, but not being limited to, the following circumstances: submitting a resume to any individual or entity for the purpose of securing present or future employment; appearing for an employment interview; conducting any conversation with a headhunter or recruiter that could result in a job interview; engaging the services of any headhunter or recruiter; conducting any conversation evidencing an interest in employment outside of Employer.
(d)Employee may terminate employment hereunder for Good Reason as set forth in Paragraph 10(e)(C).
10.Termination Benefits.
(a)In the event of the termination of Employee’s employment, for any reason, Employee shall be entitled to any Accrued Obligations (as defined below), which shall be paid by Employer as soon as reasonably calculable but no more than thirty (30) days following the termination date.
(b)In the event that Employer terminates Employee’s employment prior to the Term End Date without Cause or Employee resigns with Good Reason, and only under these circumstances, Employee shall be entitled to (i) severance pay in an amount equal to the Monthly Base Salary (defined as Base Salary divided by twelve (12)) in effect on the Commencement Date multiplied by the number that is the lesser of eighteen (18) and the number of months remaining prior to the Term End Date as of the date of termination (“Severance Pay”), and (ii) accelerated vesting in full of the Signing Grant, to the extent not theretofore fully vested (collectively with the Severance Pay, the “Severance Benefits”). In the event that Employer terminates Employee’s employment without Cause after a Renewal Date, Employee shall be entitled to Severance Pay equal to the Monthly Base Salary multiplied by the lesser of (6) months and the number of months remaining prior to the next Renewal Date. For the avoidance of doubt, a termination of Employee’s employment pursuant to Section 9(a) shall not constitute a termination of employment without Cause.
(A)Subject to Section 14, any Severance Pay shall be paid in the number of equal monthly installments corresponding to the number of months of Severance Pay provided under Paragraph. 10(b), commencing on the first business day coincident with or next following the sixtieth (6061) calendar date following Employee’s termination of employment (such period during which Severance Pay will be paid, the “Severance Period”).
(B)Employee’s right to receive the Severance Benefits is contingent upon Employee signing and delivering to Employer (and not revoking) a general release and waiver (in a form determined by Employer), waiving all claims the Employee may have against Employer, its parents, subsidiaries, successors, assigns, affiliates, and their respective executives, officers and directors relating to Employee’s employment with Employer, within thirty (30) days of termination of employment.
(C)The payment of the Severance Benefits is conditioned upon the Employee’s compliance with the Restrictive Covenants (as hereinafter defined).

(c)Notwithstanding any other provision of this Agreement to the contrary, if the Severance Benefits, together with any other payments received or to be received by Employee in connection with a “change in control” (for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (but not to less than zero) to the extent necessary (as determined by Employer in its sole and absolute discretion) so as to maximize payments to Employee without causing any amount to become nondeductible. The Employer’s determination of the application of this Section 10(c) shall be binding on Employee, absent clear and manifest error. Any reduction made pursuant to this Section 10(c) shall be applied first to amounts that are not “nonqualified deferred compensation” subject to Section 409A, until those payments are reduced to zero, and then to all other amounts in reverse chronological order of the date on which such amounts would otherwise have been paid, in compliance with the requirements of Section 409A.
(d)Notwithstanding any other provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.
(e)For purposes of this Agreement:
(A)“Accrued Obligations” means (i) any earned but unpaid compensation (including the pro-rated portion of any guaranteed Target Bonus and accrued incentive compensation under the Pool) through the date of termination, (ii) any accrued but unused vacation time through the date of termination, (iii) any business expenses that are reimbursable under Section 6 that were incurred by Employee as of the Employee’s termination of employment but have not been reimbursed on the date of termination, subject to the submission of any required substantiation and documentation, and (iv) any payments or benefits to which Employee or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan.
(B)“Cause” shall include, but is not limited to, any of the following, as determined by the Employer in its sole and reasonable discretion: Employee’s personal dishonesty in connection with performance of his or her duties under this Agreement; unwillingness or inability to perform duties in a diligent, trustworthy, business-like and efficient manner; willful misconduct; gross negligence; breach of a fiduciary duty; failure to perform stated duties; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; conviction of, indictment for, or plea of no contest to a felony or other crime involving moral turpitude; material failure to comply with Employer’s rules of business conduct and human resources policies; use of illegal drugs; use of alcohol that negatively impacts performance of duties; embezzlement or misappropriation of Employer’s property or assets; failure to cooperate with Employer in any internal investigation or administrative, regulatory, or judicial proceeding; conduct that constitutes just cause under applicable laws and regulations; any breach of the covenants set forth in Paragraphs 11 & 12 of this Agreement; or material breach of any provision of this Agreement. In addition, Employee’s employment shall be deemed to have terminated for Cause if, after Employee’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(C)“Good Reason” shall exist if, without Employee’s written or oral consent, Employer materially breaches a financial obligation of this Agreement; provided that, Good Reason shall not exist so long as Employee maintains the title possessed at Employer or any affiliate immediately before any claim of Good Reason, or a higher position at Employer or any affiliate; and provided that, Good Reason shall not exist if Cause exists. Employee may terminate employment hereunder for Good Reason within sixty (60) days following the occurrence of any condition constituting Good Reason, provided that Employee has first provided written notice to Employer specifying in reasonable detail and satisfactory to Employer the condition giving rise to the Good Reason given, Employee has provided Employer with a period of sixty (60) days to remedy the condition (and the notice so specifies), and Employer has failed to remedy the condition within this sixty (60) day period.
11.Non-solicitation; Non-hire.
(a)Unless otherwise agreed in writing, during the term of this Agreement, and during the applicable period of restriction (the “Restriction Period”) following separation of Employee from Employer, Employee shall not (i) solicit or attempt to solicit any individual or entity who was a customer of Employer or any of its affiliates during the period of the Employee’s employment hereunder with the intent or purpose to perform for such customer the same or similar services which Employer or any of its affiliates performed for such customer; or (ii) induce or attempt to induce any individual or entity who was an employee (other than an employee of the FIG who was recruited by Employee), agent or independent contractor of Employer or any of its affiliates during the period of Employee’s employment hereunder to discontinue providing services to Employer or any of its affiliates or diminish its relationship with them.
(b)Unless otherwise agreed in writing, during the term of this Agreement, and during the applicable Restriction Period following separation of Employee from Employer, Employee shall not, and will not assist any other person to (i) hire or solicit for hiring any employee of Employer (other than an employee of the FIG who was recruited by Employee) or any of its affiliates or seek to persuade any employee of Employer or any of its affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.
(c)For purposes of this Section 11, “Restriction Period” shall mean one of the following (i) in the case of a separation from Employer under Section 10(b), the Severance Period; (ii) in the case of voluntary resignation other than for Good Reason, a period of six (6) months following the earlier to occur of (A) Employee’s written notice to Employer of such voluntary resignation or (B) the effective date of such voluntary resignation; or (iii) in the case of a termination for Cause, a period of six (6) months (the “Cure Period”) following written notice by Employer of the circumstances deemed to constitute Cause, during which Cure Period Employee will have the opportunity to cure the circumstances being asserted (provided that Employee shall be entitled to receive payment of the Monthly Base Salary during the Cure Period); provided, however, that Employer may revoke the Cure Period at any time by paying Employee the Monthly Base Salary for the then remaining balance of such Cure Period; provided further, however, that, in the event of any such revocation of the remaining Cure Period and payment of Monthly Base Salary, the Restriction Period shall nonetheless continue for the remaining balance of the Cure Period.

(d)Employee acknowledges and agrees as a result of Employee’s exposure to Confidential Information (as that term is defined below), Employee will be in a position to cause irreparable harm to Employer. Employee thus agrees that the restrictions in Sections 11(a) and 11(b) are necessary to protect Employer’s interest in the Confidential Information
12.Non-disclosure of Confidential Information.
(a)Employee acknowledges that Employer and its affiliates may disclose confidential information to Employee during the term of this Agreement to enable him to perform his duties hereunder. Employee hereby covenants and agrees that, except as required by law, regulatory directive or judicial order, he will not, without the prior written consent of Employer, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public, or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. Employee further agrees that if his employment hereunder is terminated for any reason, she/he will leave with Employer and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.
(b)Employee agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Employee may make or conceive, either solely or jointly with others, during the period of her/his employment by Employer, its subsidiaries or successors.
(c)Employee agrees, at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees.
(d)Upon a request by Employer, Employee will promptly report to Employer all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.
(e)Nothing in this Section 12 applies to an invention which qualifies fully for protection under California Labor Code section 2870, and is one for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to any aspect of Employer’s business or (ii) to the Employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any worked performed by Employee for Employer. Any invention which qualifies fully for protection under California Labor Code section 2870 is listed on Exhibit “A” hereto.
13.Remedies. Employee recognizes that his services hereunder are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Employee of any of the restrictive covenants set forth in Sections 11 and 12 (the “Restrictive Covenants”), and that Employee’s continued employment is predicated on the commitments undertaken by him pursuant to said Sections. In the event of any breach or threatened breach of any of the Restrictive Covenants, Employer shall be entitled to terminate Employee’s employment for Cause and, in addition to any other remedies and damages available, to obtain injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever. Any breach of the Restrictive Covenants will result in the forfeiture by Employee and all other persons acting for or with Employee in any capacity whatsoever of any and all rights to Severance Benefits, and in such event Employer shall have no further obligation to pay any amounts related thereto and shall be entitled to prompt reimbursement by Employee for any Severance Benefits already paid.
14.Section 409A.
(a)All amounts payable under this Agreement are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Code and all interpretive guidance issued thereunder (“Section 409A”), including the exceptions and exemptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. This Agreement shall be construed and interpreted in accordance with such intent.
(b)Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee” as defined under Section 409A, any amounts payable under this Agreement on account of such termination of employment that constitute “nonqualified deferred compensation” under Section 409A would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death.
(c)For all purposes relating to Employer’s obligation to pay amounts upon termination of employment, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” 409A.
(d)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(e)Any amount that Employee is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
(f)The parties shall cooperate in good faith and take all steps reasonably necessary and practicable consistent with the terms of this Agreement to comply with the requirements of Section

409A in order to avoid income inclusion under Section 409A or the imposition of taxes thereunder. The foregoing shall not construed as a guarantee of any particular tax effect for any amounts payable under this Agreement, and Employer does not guarantee that any amounts payable under this Agreement will satisfy the requirements of Section 409A.
15.Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Employer to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment , modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
16.Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein (including, without limitation, any provisions so required under 12 C.F.R. Section 163.39) shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.
17.No Duplication of Employer Obligations. With respect to any payments or other compensation to be provided hereunder by Employer, the provision of such payments or other compensation by any subsidiary or affiliate of the Employer shall be deemed to reduce, to the same extent, the obligation of the Employer to provide such payments or other compensation, and vice versa.
18.Acknowledgment by Employee. Employee represents and warrants that (a) he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement or that restricts his ability to be employed by Employer in accordance with this Agreement; (b) his employment by Employer will not violate the terms of any policy of any prior employer of Employee regarding competition; and (c) his position with Employer, as described in this Agreement, will not require him to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom he has performed services.
19.Assignment; Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of each of the other parties; provided, however, that Employer may assign its rights and obligations hereunder (a) to any entity controlled by, under the control of, or under common control with, Employer, or (b) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer.
20.Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.
21.Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.
22.Benefits. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Employee, its and his heirs, personal representatives and successors including without limitation Employee’s estate and the executors, administrators, or trustees of such estate.
23.Designation of Beneficiary. If Employee dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary designated by Employee in writing to Employer, or if no such beneficiary is designated, to Employee’s estate. Employee, without the consent of any prior beneficiary, may change his designation of beneficiary or beneficiaries at any time or from time to time by submitting to Employer a new designation in writing.
24.Mandatory Arbitration. Any and all claims (legal or equitable), demands, disputes or controversies between Employee and Employer except, at Employer’s election, any action for injunctive, monetary, and/or other relief to enforce the covenants contained in Paragraphs 11 & 12 of this Agreement, must be resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in existence, a current version of which is attached hereto as Exhibit 1, available online at www.adnorg. Employee and Employer therefore expressly waive any right to resolve any arbitrable dispute under this Paragraph by filing suit in court for trial by a judge or jury. Such arbitration shall take place in Orange County, California; to the extent not governed by the Federal laws of the United States of America, the applicable law will be the laws of the State of California without regard to the conflicts of law provisions therein; the arbitrator shall be required to issue a reasoned award; the decision of the arbitrator shall be final and conclusive, and the parties waive the right to trial de novo or appeal excepting only for the purpose of confirming or vacating the arbitrator’s decision under the principles of law applicable to such proceedings, for which purpose the parties agree that the Orange County Superior Court of California shall have jurisdiction; and the award may be entered as a judgment in the Orange County Superior Court of California, which the parties agree will be the court of competent jurisdiction. With respect to any action for injunctive, monetary and/or other relief to enforce the covenants contained in Paragraphs 11 & 12 of this Agreement, that action may, at Employer’s election, be brought in a court of competent jurisdiction, which the parties agree will be the Orange County Superior Court of California.
25.Relevant Law. To the extent not governed by the Federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California.
26.Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given (a) when delivered by hand or (b) two business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

If to Employer:
Steven Sugarman
Chief Executive Officer
Banc of California, N.A.
18500 Von Karman, Suite 1100
Irvine, California 92612
If to Employee:
J. Francisco A. Turner
c/o Banc of California, N.A.
18500 Von Karman, Suite 1100
Irvine, California 92612
27.Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof, and this Agreement shall not be modified or amended except by written agreement of Employer and Employee (provided, however, that this Agreement may be amended by Employer without Employee’s consent to the extent necessary to conform the terms of this Agreement to requirements of applicable law, including, without limitation, to comply with Section 409A).
28.Captions. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.
29.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same Agreement, which shall be sufficiently evidenced for all purposes by any one executed counterpart.
30.Construction. Employer and Employee acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties. Each and every provision of This Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. Employee acknowledges that he has had a full and complete opportunity to consult with counsel of Employee’s own choosing concerning the terms, enforceability, and implications of this Agreement.
31.Survival. The obligations contained in this Agreement shall survive the termination of Employee’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.
EMPLOYEE

/s/ J. Francisco A. Turner
J. Francisco A. Turner

EMPLOYER

Banc of California, N.A.

By:/s/ Steven Sugarman
Steven Sugarman
Chief Executive Officer